EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-30690, 333-30692, 333-07811, 33-82758, 33-67090, 33-39186, 33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593, and 333-42997, Form S-3 Nos. 33-46173, 333-43176 and 333-51372 and Form S-4 Nos. 333-107351, 33-44116, 33-60847 and 333-51364) of IVAX Corporation and in the related Prospectuses, of our reports dated February 18, 2004, (except for Note 17, as to which the date is March 3, 2004), with respect to the consolidated financial statements and schedule of IVAX Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Miami, Florida

March 9, 2004